Exhibit 99.1

For Immediate Release	For further information, contact Doug Craney (708) 450-3117

Alberto-Culver Announces Completion of Separation

Melrose Park, IL, (November 16, 2006) - Alberto-Culver Company (NYSE: ACV) announced today that it has completed the separation of its consumer products business and its beauty supply distribution business.

As a result of the transaction, Alberto-Culver has split into two separate publicly-traded companies: new Alberto-Culver, a worldwide manufacturer and marketer of leading personal care products, and Sally Beauty Holdings, Inc., a leading distributor of professional beauty supplies. As part of the transaction, Alberto-Culver shareholders will receive a $25.00 per share special cash dividend, and also receive one share of common stock of new Alberto-Culver and one share of common stock of new Sally Beauty Holdings for each share of Alberto-Culver held on the closing date. The shares of each company’s common stock have been authorized for listing on the New York Stock Exchange. Beginning tomorrow, new Alberto-Culver will continue to trade under its traditional symbol, “ACV,” and Sally Beauty Holdings will trade under the symbol “SBH.”

Carol L. Bernick, Executive Chairman of the Alberto-Culver Company, commented, “Today we close a very successful chapter in Alberto-Culver’s history. My thanks, and the thanks of our Board go out to the many people in our consumer products groups and at Sally Beauty that have contributed to our success over the years as well as for the hard work and efforts that went into making this transaction happen. We are proud of our history and past accomplishments, but we are primarily future-focused. The new Alberto-Culver has a strong portfolio of brands, proven leadership, a strong culture and a well-crafted vision of growth. Sally Beauty Holdings has a seasoned management team, a strong reputation as an industry leader and a dynamic new partner in Clayton, Dubilier & Rice. But perhaps most importantly, the real strength and competitive edge for both companies is a team of outstanding employees around

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the world who have demonstrated the ability to win and are looking forward to the challenge of continuing to win in each of our markets. The boards of Alberto-Culver and Sally Beauty Holdings, our management teams and our great employees remain committed to our shareholders and to doing what is best for them over the long term.”

V. James Marino, the newly appointed President and Chief Executive Officer of Alberto-Culver, added, “We are very pleased to have the separation behind us. As we set our sights on the future, our sole focus and attention will be directed towards our consumer brands. As part of that focus, we will continue to invest behind our brands, keeping them relevant and fresh in the minds of our consumers. With a portfolio of well recognized and respected hair care names such as TRESemmé, Nexxus, and Alberto VO5 and leading ethnic hair care brands such as Motions and Soft & Beautiful and a powerful skin care franchise in St. Ives, in addition to leading niche household brands including Mrs. Dash and Static Guard, we are enthusiastic about our abilities and opportunities to grow the business. Our generous cash flow and strong balance sheet should enable us to explore strategic acquisitions that can complement and enhance our existing portfolio. We have proven over many years that our consumer business can succeed in what has become a very competitive environment. We hope to continue that success. Our brands, people, culture and passion to win will not disappear or change as a result of the separation.”

Howard B. Bernick, who today retired from his role of President and Chief Executive Officer of Alberto-Culver, stated, “This is an exciting day and time for our shareholders. As I reflect back on my 30 years at Alberto-Culver, I am extremely proud of our accomplishments. It has been so many people, so many events and so many moments in time that have defined our progress and this Company. My sincere gratitude and thanks to all of our shareholders, Board members, management team and employees worldwide along with the many others who I have had the pleasure to work with over these past 30 years. Both of our new companies are well positioned to succeed and are in extremely capable hands with Jim Marino and Gary Winterhalter at their helms. I hope that you continue to share with me as shareholders in their future growth and prosperity.”

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives, TRESemmé and Nexxus in the United States and internationally. Several of its household/grocery products such as Mrs. Dash and

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Static Guard are niche category leaders in the U.S. Its Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Its Cederroth International unit is a major consumer goods marketer in the Nordic countries.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Alberto-Culver’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: risks inherent in acquisitions, divestitures and strategic alliances; the pattern of brand sales; loss of distributorship rights; competition within the relevant product markets; loss of one or more key employees; sales by unauthorized distributors in Alberto-Culver Company’s exclusive markets; the effects of a prolonged United States or global economic downturn or recession; changes in costs; the costs and effects of unanticipated legal or administrative proceedings; health epidemics; adverse weather conditions; and variations in political, economic or other factors such as currency exchange rates, inflation rates, interest rates, tax changes, legal and regulatory changes or other external factors over which Alberto-Culver has no control. In addition, the following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements with respect to the benefits of the transaction involving Alberto-Culver and CDRS Acquisition LLC, which separated Alberto-Culver’s consumer products business and its Sally/BSG beauty supply distribution business: the risk that the businesses will not be separated successfully or cost effectively; disruption from the transaction making it more difficult to maintain relationships with clients, employees or suppliers; and events that negatively affect the intended tax free nature of the portion of the transaction related to the distribution of shares of a new company formed to hold the consumer products business of Alberto-Culver. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto-Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2005 Annual Report on Form 10-K and the Proxy Statement/Prospectus-Information Statement filed by Alberto-Culver on October 13, 2006, in each case on file with the SEC and available at the SEC’s internet site (http://www.sec.gov).